Exhibit 99.1

[Graphic omitted]
NASDAQ: WASH

Contact:     Elizabeth B. Eckel
Senior Vice President, Marketing
Telephone:  (401) 348-1309
E-mail:  ebeckel@washtrust.com
Date:  November 14, 2008
FOR IMMEDIATE RELEASE

Washington Trust Announces It Will Not Apply for Government Funding

Westerly, Rhode Island…Washington Trust Bancorp, Inc. (NASDAQ Global Select; symbol: WASH), parent company of The Washington Trust Company, announced today that it has chosen not to apply to access funds through the U.S. Treasury Department's Capital Purchase Program.

Washington Trust Chairman and CEO John C. Warren commented, "Washington Trust is a well-capitalized institution, having recently raised $47 million through the issuance of Common Stock, completed on October 7th.  We have evaluated the funding opportunity available through the Capital Purchase program and concluded that reliance on our existing capital position and the utilization of funding available through alternative channels is in the best long-term interests of our shareholders.  Our strong capital position and financial performance have enabled us to continue to serve our markets and meet the lending needs of our customers throughout this difficult financial period."

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island state-chartered bank founded in 1800.  Washington Trust offers personal banking, business banking and wealth management services through its offices in Rhode Island, Massachusetts and southeastern Connecticut.  Washington Trust Bancorp, Inc.’s common stock trades on the NASDAQ Global Select® Market under the symbol “WASH”.  Investor information is available on the Corporation’s web site: www.washtrust.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, success of acquisitions, future operations, market position, financial position, and prospects, plans, goals and objectives of management are forward-looking statements.  The actual results, performance or achievements of the Corporation could differ materially from those projected in the forward-looking statements as a result of, among other factors, changes in general national or regional economic conditions, reductions in net interest income resulting from interest rate volatility as well as changes in the balance and mix of loans and deposits, reductions in the market value of wealth management assets under administration, changes in the value of securities and other assets, reductions in loan demand, changes in loan collectibility, default and charge-off rates, changes in the size and nature of the Corporation’s competition, changes in legislation or regulation and accounting principles, policies and guidelines, and changes in the assumptions used in making such forward-looking statements.  In addition, the factors described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, may result in these differences.  You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.  The Corporation assumes no obligation to update forward-looking statements or update the reasons actual results, performance or achievements could differ materially from those provided in the forward-looking statements, except as required by law.